Exhibit 10.5

John Omielan
4891 Maitland St.
Burnaby, B.C. V5H 1N1
Phone: (604) 676-3738; Fax: (604) 676-3740
E-mail: john_omielan@yahoo.ca

ENGAGEMENT LETTER

March 15, 2007

InsightfulMind Learning, Inc.
Suite #300 – 1055 W. Hastings St.
Vancouver, B.C. V6E 2E9
Phone #: (604) 609-6152
E-Mail: finance@insightfulmind.com
Fax #: (604) 684-6024

This letter is a reaffirmation of the agreement InsightfulMind reached with me on or about December 1, 2006 wherein I agreed to draft the math SAT course. The agreement is attached to this letter as Schedule “A”.

If this letter and the attached Schedule “A” are in accordance with your understanding, please sign this letter, as well as the agreement in Schedule “A”, and return them to me.

Sincerely,

By: JOHN OMIELAN
John Omielan

ACKNOWLEDGED:

By: JEFF THACHUK March 30, 2007
InsightfulMind Learning, Inc.
Jeff Thachuk, LL.B.

SCHEDULE “A”

INSIGHTFULMIND LEARNING, INC.
AUTHORING AGREEMENT

This Authoring Agreement (the “Agreement”) is made and entered between John Omielan, an independent contractor (“Contractor”) and InsightfulMind Learning, Inc. (“InsightfulMind”), a federally incorporated corporation, registered extra-provincially in British Columbia.

In consideration of the covenants and conditions hereinafter set forth, InsightfulMind and Contractor agree as follows:

1. WORK

Contractor shall draft a senior-level math course that teaches the problem-solving strategies needed to solve the math aspect of the College Board SAT test. Contractor agrees to draft a course that resembles in structure and approach, the senior-level math courses Contractor drafted for InsightfulMind that teach the problem-solving strategies needed to solve the Math League Math Contest and the American Mathematics Contest 12.

The work will be done in several stages:

(a) Go through all of the various material that will be used (e.g., the sample tests) to determine the math techniques that are used. This includes revising any existing ones being used by the two math contests and adding any new techniques. Also, look for any additional useful information, such as new definitions to include in the glossary, while going through the tests.

(b) Update the current online strategy guide to include any changes or additions, plus make any other resource related changes such as to the glossary.

(c) Determine the most frequently used techniques from the list mentioned in stage (a). Next, determine how many of these techniques will have detailed information provided about them in the course. Note that it will likely be about 25 to 40 techniques. Finally, write the main course material, including creating our own math problem examples to illustrate each of these highlighted techniques.

2. TERM

This Agreement shall commence on April 1, 2007 and expire on June 30, 2007. Contractor agrees to deliver all of the Work to InsightfulMind on or before the expiration of the term set forth above.

3.    PAYMENT

InsightfulMind agrees to pay Contractor $25 per hour, up to a maximum of 200 hours. The payment will be made in installments, as Contractor proceeds through the Work. To trigger installments, Contractor agrees to provide InsightfulMind with invoices outlining the Work completed to date, the number of hours logged, and the amount owing for such hours. Payments are subject to InsightfulMind’s satisfactory review of the Work performed to date.

Contractor's remuneration does not include an amount for the federal Goods and Services Tax ("GST'). InsightfulMind shall pay to Contractor any GST due on Contractor's fee.

Contractor shall be solely liable for all deductions and remittances required to be made by law in relation to itself and/or its employees as applicable, including but not limited to Canada Pension Plan, Unemployment Insurance, Workers' Compensation and Income Tax. Contractor will indemnify InsightfulMind from all liabilities which InsightfulMind may ever incur in connection with such deductions and remittances.

All references to money mean the lawful currency of Canada unless otherwise stated.

4.    RELATIONSHIP OF PARTIES

The relationship between the parties shall be one of independent contractors. InsightfulMind shall not direct, control or supervise Contractor as to the details or means by which the Work is accomplished. Nothing in this Agreement shall be construed as creating an employee/employer, principal/agent or any other legal relationship except that of independent contractors.

5.    PERFORMANCE OF WORK

Contractor shall be responsible for the performance of the Work. Contractor shall provide the resources and facilities, as required to perform the Work.

6.    CONFIDENTIALITY

Contractor agrees that at all times during the term of the Agreement and thereafter, Contractor will hold in strictest confidence, and will not use or disclose to anyone outside of InsightfulMind, without the express authorization of an officer of InsightfulMind, any confidential or proprietary information of InsightfulMind, including but not limited to: curricula, concepts, techniques, processes, designs, computer programs, development or experimental work, work in process, financial, marketing and other business information, or any other trade secrets of InsightfulMind disclosed by InsightfulMind to Contractor or obtained through observation or examination of InsightfulMind in the course of its business. If Contractor has any questions as to what comprises such confidential or proprietary information, Contractor agrees to consult with a designated person at InsightfulMind.

7.     ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

All right, title and interest in and to the Work shall be the sole property of InsightfulMind.

Contractor hereby assigns and waives and agrees to assign and waive to InsightfulMind the entire right, title and interest, in all countries, in and to the Work. Contractor shall execute any and all further documents as may be deemed necessary by InsightfulMind to effect and to record such assignment. Contractor shall enter into such agreements with its employees, if applicable, as are necessary to allow Contractor to comply with this Section.

8.     RIGHT TO PROMOTE AUTHOR

Contractor agrees to grant InsightfulMind the entire right to publish and promote the identity of Contractor as developer, drafter, author and/or lecturer of the Work. In addition, Contractor agrees to grant InsightfulMind the entire right to publish and promote the personal achievements of Contractor, in respect of publishing and promoting Contractor as developer, drafter, author and/or lecturer of the Work. Personal achievements include, but are not limited to, degrees, diplomas, awards, publications, and work tenures that could possibly add credential to the course.

9.     CONTRACTOR WARRANTIES

Contractor warrants that:

(a) Contractor's agreement to perform the Work pursuant to this Agreement does not violate any agreement or obligation between Contractor and a third party; and

(b) The Work as delivered to InsightfulMind shall not infringe any copyright, patent, trade secret, or other proprietary right held by any third party; and

(c) The Work as delivered to InsightfulMind shall be of a high grade, nature, and quality.

10.     INDEMNITY

Contractor agrees to indemnify, defend, and hold InsightfulMind and its successors, officers, directors and employees harmless from any and all action, causes of action, claims, demands, costs, liabilities, expenses and damages, including legal fees, arising out of, or in connection with any claim that the Work furnished by Contractor under this Agreement constitutes an infringement of any confidential information, trade secret, patent, copyright, trademark, trade name, or other legal right of any third party.

11. MISCELLANEOUS

(a) This Agreement may not be assigned by Contractor without prior written consent of InsightfulMind.

(b) This Agreement shall be governed by the laws of the Province of British Columbia and Contractor consents to jurisdiction and venue in the provincial and federal courts sitting in British Columbia. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable lawyer's fees.

(c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement signed by Contractor and InsightfulMind.

IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Agreement to be duly executed.

InsightfulMind Learning, Inc. 300-1055 W. Hastings St. Vancouver, BC Canada V6E 2E9 JEFF THACHUK Jeff Thachuk President	John Omielan 4891 Maitland St. Burnaby, BC Canada V5H 1N1 JOHN OMIELAN John Omielan